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                                                                     Exhibit 5.1

                       [LETTERHEAD OF PP&L APPEARS HERE]



                                                            March 3, 1995



PP&L Resources, Inc.
Two North Ninth Street
Allentown, Pennsylvania  18101

Dear Sirs:

          I am Senior Counsel of Pennsylvania Power & Light Company ("PP&L") and, as such, am familiar with the affairs of PP&L and its subsidiaries.

          With respect to the Registration Statement on Form S-4 to be filed by PP&L Resources, Inc., a wholly owned subsidiary of PP&L ("Resources"), on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), in connection with the issuance by Resources of not in excess of 156,392,018 shares of its Common Stock, par value $.01 per share ("Common Stock"), in exchange for shares of common stock of PP&L and 3,588,904 shares of Common Stock in connection with the Dividend Reinvestment Plan of PP&L (the "DRIP") which is to be assumed by Resources (together, the "Shares"), I wish to advise you as follows:

          I am of the opinion that Resources is a corporation validly organized and existing under the laws of the Commonwealth of Pennsylvania and is duly qualified to carry on the business which it is now conducting in that Commonwealth.

          I am further of the opinion that when the Shares have been issued and exchanged in accordance with the transactions proposed in said Registration Statement, as the same may be amended, or under the DRIP, when the appropriate actions by the Securities and Exchange Commission under the Act and the Public Utility Holding Company Act of 1935, as amended, have been taken, and when the Articles of Exchange relating to the Shares has been filed with the Pennsylvania Department of State, the Shares will be legally issued, fully paid and nonassessable.

          I am further of the opinion that the description of certain personal property tax consequences appearing under the heading "Pennsylvania Personal Property Taxes" in the Proxy Statement and Prospectus contained in the Registration Statement is accurate in all material respects. I express no opinion as to federal or state tax issues other than with respect to such personal property tax consequences.

          I hereby consent to the use of this opinion as an exhibit to said Registration Statement and to the use of my name in the Registration Statement and in the Proxy Statement and
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Prospectus constituting a part thereof under the captions "Pennsylvania Personal
Property Taxes," "Legal Opinions" and "Experts." I also hereby give my consent to the use of my name, and reliance upon the aforesaid opinion, in the opinion of Simpson Thacher & Bartlett, filed as Exhibit 5.2 to said Registration Statement.

                                                            Very truly yours,



                                                          /s/ Michael A. McGrail

                                                          Michael A. McGrail